As filed with the Securities and Exchange Commission on July 22, 2015

Registration Statement No. 333-205570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Verizon Communications Inc.

(Exact name of Registrant as specified in its charter)

Delaware	4813	23-2259884
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1095 Avenue of the Americas

New York, New York 10036

(212) 395-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis J. Shammo

Executive Vice President

and Chief Financial Officer

Verizon Communications Inc.

1095 Avenue of the Americas

8th Floor

New York, New York 10036

(212) 395-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary Louise Weber, Esq.

Associate General Counsel

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

(908) 559-5636

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the Exchange Offers until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 22, 2015

PROSPECTUS

Verizon Communications Inc.

Offer to Exchange

$2,868,704,000 aggregate principal amount of 4.272% notes due 2036 for

$2,868,704,000 aggregate principal amount of 4.272% notes due 2036 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

Offer to Exchange

$5,000,000,000 aggregate principal amount of 4.522% notes due 2048 for

$5,000,000,000 aggregate principal amount of 4.522% notes due 2048 that have been registered under the Securities Act

Offer to Exchange

$5,499,999,000 aggregate principal amount of 4.672% notes due 2055 for

$5,499,999,000 aggregate principal amount of 4.672% notes due 2055 that have been registered under the Securities Act

The Exchange Offers will expire at 11:59 p.m.,

New York City time, on                     , 2015, unless extended with respect to any or all series.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (i) up to $2,868,704,000 aggregate principal amount of our outstanding 4.272% notes due 2036 (CUSIP Nos. 92343V CU6 and U9221A AK4) (the “Original Notes due 2036”) for a like principal amount of our 4.272% notes due 2036 that have been registered under the Securities Act (CUSIP No. 92343V CV4) (the “Exchange Notes due 2036”), (ii) up to $5,000,000,000 aggregate principal amount of our outstanding 4.522% notes due 2048 (CUSIP Nos. 92343V CW2 and U9221A AL2) (the “Original Notes due 2048”) for a like principal amount of our 4.522% notes due 2048 that have been registered under the Securities Act (CUSIP No. 92343V CX0) (the “Exchange Notes due 2048”) and (iii) up to $5,499,999,000 aggregate principal amount of our outstanding 4.672% notes due 2055 (CUSIP Nos. 92343V CY8 and U9221A AM0) (the “Original Notes due 2055” and, together with the Original Notes due 2036 and the Original Notes due 2048, the “Original Notes”) for a like principal amount of our 4.672% notes due 2055 that have been registered under the Securities Act (CUSIP No. 92343V CZ5) (the “Exchange Notes due 2055” and, together with the Exchange Notes due 2036 and the Exchange Notes due 2048, the “Exchange Notes”). We refer to these offers as the “Exchange Offers”. When we use the term “Notes” in this prospectus, the term includes the Original Notes and the Exchange Notes unless otherwise indicated or the context otherwise requires. The terms of the Exchange Offers are summarized below and are more fully described in this prospectus.

The terms of each series of Exchange Notes are identical to the terms of the corresponding series of Original Notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

We will accept for exchange any and all Original Notes of each series validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2015, unless extended (the “expiration date”).

You may withdraw tenders of Original Notes of each series at any time prior to the expiration of the relevant Exchange Offer.

We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled. Accordingly, issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness.

The exchange of Original Notes of each series for the corresponding series of Exchange Notes should not be a taxable event for U.S. federal income tax purposes.

No public market currently exists for any series of Original Notes. We do not intend to list any series of Exchange Notes on any securities exchange and, therefore, no active public market is anticipated.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date the registration statement, of which this prospectus forms a part, is declared effective and ending on the close of business 90 days after such date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 8 to read about important factors you should consider before tendering your Original Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015

ABOUT THIS PROSPECTUS

You should read this prospectus carefully before you invest. This prospectus contains important information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus and the documents incorporated by reference herein, which are accurate as of their respective dates. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you.

If any statement in this prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information on our website is not incorporated by reference into this document.

In this prospectus, “we,” “our,” “us,” “Verizon” and “Verizon Communications” refer to Verizon Communications Inc. and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “will,” “may,” “should,” “continue,” “anticipate,” “believe,” “expect,” “plan,” “appear,” “project,” “estimate,” “intend,” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward- looking statements and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we

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undertake no obligation to update publicly these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we have filed with the SEC and the future filings we make with the SEC until the date we consummate the Exchange Offers under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	our Current Reports on Form 8-K filed on February 25, 2015, February 26, 2015, March 12, 2015, May 12, 2015, May 13, 2015 and June 8, 2015.

You may request a copy of these filings, at no cost, by contacting us at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/investor

In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the relevant Exchange Offer.

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SUMMARY

This summary highlights selected information appearing elsewhere, or incorporated by reference, in this prospectus and is, therefore, qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes and the Exchange Offers. You should pay special attention to “Risk Factors” and “Forward-Looking Statements.”

Verizon Communications

We are a global leader in delivering broadband and other wireless and wireline communications services to consumer, business, government and wholesale customers. Our wireless business, operating as Verizon Wireless, provides voice and data services and equipment sales across the United States using one of the most extensive and reliable wireless networks, with 108.6 million retail connections as of March 31, 2015. We also provide converged communications, information and entertainment services over America’s most advanced fiber-optic network, and deliver integrated business solutions to customers around the world. A Dow 30 company, we employed a diverse workforce of approximately 176,200 employees as of March 31, 2015, and generated consolidated revenues of $127.1 billion for the year ended December 31, 2014.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-1000.

The Exchange Offers

On March 13, 2015, in connection with private exchange offers, we issued $2,868,704,000 aggregate principal amount of Original Notes due 2036, $5,000,000,000 aggregate principal amount of Original Notes due 2048 and $5,499,999,000 aggregate principal amount of Original Notes due 2055. As part of those issuances, we entered into a registration rights agreement, dated as of March 13, 2015 (the “Registration Rights Agreement”), with respect to each series of Original Notes with the dealer managers of the private exchange offers, in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete an exchange offer for each series of Original Notes. Below is a summary of the Exchange Offers.

The Exchange Offers

We are offering to exchange up to $2,868,704,000 aggregate principal amount of the outstanding Original Notes due 2036, up to $5,000,000,000 aggregate principal amount of the outstanding Original Notes due 2048 and up to $5,499,999,000 aggregate principal amount of the outstanding Original Notes due 2055 for like principal amounts of Exchange Notes due 2036, Exchange Notes due 2048 and Exchange Notes due 2055, respectively. You may tender Original Notes only in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. We will issue each series of Exchange Notes promptly after the expiration of the applicable Exchange Offer. In order to be exchanged, an Original Note must be validly tendered, not validly withdrawn and accepted by us. Subject to the satisfaction or waiver of the conditions of the Exchange Offers, all Original Notes that are validly tendered and not validly withdrawn will be accepted by us and exchanged. As of the date of this prospectus, $2,868,704,000 aggregate principal amount of Original Notes due 2036 is outstanding, $5,000,000,000 aggregate principal amount of Original Notes due 2048 is outstanding and $5,499,999,000 aggregate principal amount of Original Notes due 2055 is outstanding. The Original Notes were issued under our Indenture, dated as of December 1, 2000 (as amended or supplemented, the “Indenture”), between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”). If all outstanding Original Notes are tendered for exchange, there will be $2,868,704,000 aggregate principal amount of Exchange Notes due 2036, $5,000,000,000 aggregate principal amount of Exchange Notes due 2048 and $5,499,999,000 aggregate principal amount of Exchange Notes due 2055 outstanding after the Exchange Offers.

Purpose of the Exchange Offers	The purpose of the Exchange Offers is to satisfy our obligations under the Registration Rights Agreement.

Expiration Date; Tenders	The Exchange Offers will expire at 11:59 p.m., New York City time, on , unless we extend the period of time during which any or all of the Exchange Offers is open. In the event of any material change to any of the Exchange Offers, we will extend the period of time during which the relevant Exchange Offer is open as necessary so that at least five business days remain in the relevant Exchange Offer period following notice of such material change. By signing or agreeing to be bound by the letter of transmittal, you will represent, among other things, that:

•	you are not an affiliate of ours;

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. For further information regarding resales of the Exchange Notes by broker-dealers, see the discussion under the caption “Plan of Distribution.”

Accrued Interest on the Exchange Notes and Original Notes

The Exchange Notes due 2036 will bear interest from July 15, 2015, which will be the most recent date to which interest on the Original Notes due 2036 will have been paid prior to the issuance of the Exchange Notes due 2036. The Exchange Notes due 2048 and the Exchange Notes due 2055 will bear interest from March 13, 2015. If your Original Notes are accepted for exchange, you will receive interest on the corresponding Exchange Notes and not on such Original Notes. Any Original Notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the Exchange Offers	Our obligation to accept Original Notes tendered in the Exchange Offers is subject to the satisfaction of certain customary conditions. See “The Exchange Offers—Conditions to the Exchange Offers.”

Procedures for Tendering Original Notes	A tendering holder must, at or prior to the applicable expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent (as defined herein) at the address listed in this prospectus; or

•	if Original Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent’s message (as defined herein) to the Exchange Agent at the address listed in this prospectus.

See “The Exchange Offers—Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you are a beneficial holder of Original Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in any of the Exchange Offers, you should promptly contact the person in whose name your Original Notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offers—Procedures for Tendering.”

Withdrawal Rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the applicable expiration date. See “The Exchange Offers—Withdrawal Rights.”

Acceptance of Original Notes and Delivery of Exchange Notes	Subject to the conditions stated in the section “The Exchange Offers—Conditions to the Exchange Offers” of this prospectus, we will accept for exchange any and all Original Notes of each series that are properly tendered in the Exchange Offers and not validly withdrawn before 5:00 p.m., New York City time, on the applicable expiration date. The corresponding Exchange Notes will be delivered promptly after the applicable expiration date. See “The Exchange Offers—Terms of the Exchange Offers.”

Absence of Dissenters’ Rights of Appraisal	You do not have dissenters’ rights of appraisal with respect to the Exchange Offers. See “The Exchange Offers—Absence of Dissenters’ Rights of Appraisal.”

Material U.S. Federal Tax Consequences	Your exchange of Original Notes for Exchange Notes pursuant to any of the Exchange Offers should not be a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent (the “Exchange Agent”) in connection with the Exchange Offers. The address and telephone number of the Exchange Agent are listed under the heading “The Exchange Offers—Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled. Accordingly, issuance of the Exchange Notes will not result in any increase in our outstanding indebtedness.

Resales	Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties and subject to the immediately following sentence, we believe Exchange Notes issued under these Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Original Notes that is an affiliate of ours or that intends to participate in the Exchange Offers for the purpose of distributing any of the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Any broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities must deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes.

Consequences Of Not Exchanging Original Notes	If you do not exchange your Original Notes in the Exchange Offers, you will continue to be subject to the restrictions on transfer described in the legend on your Original Notes. In general, you may offer or sell your Original Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Although your Original Notes will continue to accrue interest, they will generally retain no rights under the Registration Rights Agreement. We currently do not intend to register any series of Original Notes under the Securities Act. Under some circumstances, holders of the Original Notes, including holders that are not permitted to participate in the Exchange Offers or that may not freely sell Exchange Notes received in the Exchange Offers, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Original Notes by these holders. For more information regarding the consequences of not tendering your Original Notes and our obligations to file a shelf registration statement, see “The Exchange Offers—Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offers—Registration Rights.”

Risk Factors	For a discussion of risk factors you should consider carefully before deciding to participate in the Exchange Offers, see “Risk Factors” beginning on page 9 of this prospectus.

The Exchange Notes

Issuer	Verizon Communications Inc.

Securities Offered	Up to $2,868,704,000 aggregate principal amount of Exchange Notes due 2036, up to $5,000,000,000 aggregate principal amount of Exchange Notes due 2048 and up to $5,499,999,000 aggregate principal amount of Exchange Notes due 2055.

The terms of each series of Exchange Notes are identical to the terms of the corresponding series of Original Notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

Maturity Dates	Exchange Notes due 2036: January 15, 2036.
Exchange Notes due 2048: September 15, 2048.

Exchange Notes due 2055: March 15, 2055.

Interest Rates	Exchange Notes due 2036: 4.272%.
Exchange Notes due 2048: 4.522%.

Exchange Notes due 2055: 4.672%.

The Exchange Notes due 2036 will bear interest from July 15, 2015, which will be the most recent date to which interest on the Original Notes due 2036 will have been paid prior to the issuance of the Exchange Notes due 2036. The Exchange Notes due 2048 and the Exchange Notes due 2055 will bear interest from March 13, 2015.

Interest Payment Dates	Exchange Notes due 2036: January 15 and July 15 of each year, commencing on January 15, 2016.

Exchange Notes due 2048: March 15 and September 15 of each year, commencing on September 15, 2015.

Exchange Notes due 2055: March 15 and September 15 of each year, commencing on September 15, 2015.

Optional Redemption	We may redeem any series of the Exchange Notes at our option, in whole, or from time to time in part, at any time prior to maturity, at the applicable redemption price to be determined using the procedure described in this prospectus under “Description of the Exchange Notes—Redemption.”

Ranking	Each series of Exchange Notes will be unsecured and will rank equally with all of our senior unsecured debt.

Book Entry; Form and Denominations

Each series of Exchange Notes will be represented by one or more fully registered global notes, which we refer to as the “Global Notes.” The Global Notes will be registered in the name of Cede & Co. as nominee for The Depository Trust Company, or DTC. Beneficial interests in the Exchange Notes will be represented through book-

entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in limited circumstances described in this prospectus, owners of beneficial interests in the Exchange Notes will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive Exchange Notes in definitive form and will not be considered holders of Exchange Notes under the Indenture. The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

No Public Market	The Exchange Notes will be new securities for which there is currently no market. A market for any or all series of Exchange Notes may not develop, or if a market does develop, it may not provide adequate liquidity.

Governing Law	The Indenture is, and the Exchange Notes will be, governed by the laws of the State of New York.

RECENT DEVELOPMENTS

On July 21, 2015, we announced our unaudited preliminary results for the second quarter 2015 and the six months ended June 30, 2015. For the second quarter 2015, we reported net income attributable to Verizon of $4.2 billion, or $1.04 per diluted share, compared with $4.2 billion, or $1.01 per diluted share, in the second quarter 2014. Reported earnings in the second quarter 2014 included a gain on spectrum license transactions of $0.7 billion. For the six months ended June 30, 2015, we reported net income attributable to Verizon of $8.5 billion, or $2.06 per diluted share, compared with $8.2 billion, or $2.15 per diluted share, for the six months ended June 30, 2014.

During the second quarter 2015, consolidated operating revenues of $32.2 billion increased 2.4% from $31.5 billion in the second quarter 2014. Consolidated operating revenues for the six months ended June 30, 2015 were $64.2 billion, an increase of 3.1% compared to $62.3 billion for the corresponding period in 2014.

Total operating expenses were $24.4 billion in the second quarter 2015 and $48.4 billion for the six months ended June 30, 2015, an increase of 2.5% and 2.0%, respectively, from the corresponding periods in 2014.

Total operating revenues from our Wireless segment were $22.6 billion for the second quarter 2015 and $44.9 billion for the six months ended June 30, 2015, an increase of 5.3% and 6.1%, respectively, from the corresponding periods in 2014. Wireless total operating expenses were $14.9 billion for the second quarter 2015 and $29.4 billion for the six months ended June 30, 2015, an increase of 2.9% and 4.9%, respectively, from the corresponding periods in 2014. Total operating revenues from our Wireline segment were $9.4 billion for the second quarter 2015 and $18.9 billion for the six months ended June 30, 2015, a decrease of 2.2% and 2.1%, respectively, from the corresponding periods in 2014. Wireline total operating expenses were $8.9 billion for the second quarter 2015 and $18.0 billion for the six months ended June 30, 2015, a decrease of 4.9% and 4.8%, respectively, from the corresponding periods in 2014.

Net cash flows provided by operating activities were $18.9 billion for the six months ended June 30, 2015, compared with $14.8 billion for the six months ended June 30, 2014. For the six months ended June 30, 2015, net cash used in investing activities was $20.2 billion, including $8.2 billion in capital expenditures. Net cash used in financing activities was $6.3 billion for the six months ended June 30, 2015. Our total debt increased by $3.7 billion compared with June 30, 2014, to $113.7 billion at June 30, 2015.

RISK FACTORS

An investment in the Exchange Notes involves risks. Before making a decision whether to participate in the Exchange Offers, you should carefully consider the risks and uncertainties described in this prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference herein. Our business, financial condition, operating results and cash flows can be impacted by these factors, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Uncertainty as to the trading market for Original Notes not exchanged

To the extent tenders of Original Notes for exchange in the Exchange Offers are accepted by us and the Exchange Offers are completed, the trading market for the Original Notes that remain outstanding following such completion may be significantly more limited. The remaining Original Notes may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value and reduced liquidity may also make the trading price of the remaining Original Notes more volatile. As a result, the Exchange Offers may cause the market price for the Original Notes that remain outstanding after the completion of the Exchange Offers to be adversely affected. Neither we nor the Exchange Agent has any duty to make a market in any remaining Original Notes.

Uncertainty as to the trading market for the Exchange Notes

We cannot make any assurance as to:

•	the development of an active trading market for the Exchange Notes;

•	the liquidity of any trading market that may develop for the Exchange Notes;

•	the ability of holders to sell their Exchange Notes; or

•	the price at which the holders would be able to sell their Exchange Notes.

We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through any automated dealer quotation system. Any trading market that may develop for the Exchange Notes may be adversely affected by changes in the overall market for investment-grade securities, changes in our financial performance or prospects, a change in our credit rating, the prospects for companies in our industry generally, any acquisitions or business combinations proposed or consummated by us, the interest of securities dealers in making a market for the Exchange Notes and prevailing interest rates, financial markets and general economic conditions. A market for the Exchange Notes may be subject to volatility.

Resale of the Original Notes is restricted

Each series of Exchange Notes will be issued pursuant to a registration statement filed with the SEC of which this prospectus forms a part. On the other hand, we have not registered the Original Notes under the Securities Act or for public offerings outside the United States. Consequently, the Original Notes may not be offered or sold in the United States, unless they are registered under the Securities Act, transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws or transferred in a transaction not subject to the Securities Act and applicable state securities laws. As a result, holders of Original Notes who do not participate in the Exchange Offers will face restrictions on the resale of their Original Notes, and such holders may not be able to sell their Original Notes at the time they wish or at prices acceptable to them. In addition, we do not anticipate that we will register the Original Notes under the Securities Act and, if you are eligible to exchange your Original Notes in the Exchange Offers and do not exchange your Original Notes in the Exchange Offers, you will no longer be entitled to have those Original Notes registered under the Securities Act.

Treatment of the Original Notes not exchanged

Original Notes not exchanged in the Exchange Offers will remain outstanding. The terms and conditions governing the Original Notes will remain unchanged. No amendments to these terms and conditions are being sought.

From time to time after the expiration date, we or our affiliates may acquire Original Notes that are not exchanged in the Exchange Offers through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we or our affiliates may determine or as may be provided for in the Indenture or other documents governing the Original Notes (which may be on terms more or less favorable from those contemplated in the Exchange Offers and, in either case, could be for cash or other consideration).

Responsibility for complying with the procedures of the Exchange Offers

Holders of Original Notes are responsible for complying with all of the procedures for tendering Original Notes for exchange in a timely manner. Therefore, holders of Original Notes that wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedures. If the instructions are not strictly complied with, the letter of transmittal or the agent’s message, as the case may be, may be rejected. Neither we nor the Exchange Agent assumes any responsibility for informing any holder of Original Notes of irregularities with respect to such holder’s participation in the Exchange Offers.

Consummation of the Exchange Offers may not occur

The Exchange Offers are subject to the satisfaction of certain conditions. See “The Exchange Offers—Conditions to the Exchange Offers.” Even if the Exchange Offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their Exchange Notes, during which time such holders will not be able to effect transfers of their Original Notes tendered in the Exchange Offers.

Completion, termination, waiver and amendment

Until we announce whether we have accepted valid tenders of Original Notes for exchange pursuant to the Exchange Offers, no assurance can be given that the Exchange Offers will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any or all of the Exchange Offers at any time before our announcement of whether we will accept valid tenders of Original Notes for exchange pursuant to the Exchange Offers, which we expect to make as soon as reasonably practicable after the applicable expiration date.

Responsibility to consult advisers

Holders should consult their own tax, accounting, financial and legal advisers regarding the suitability to themselves of the tax or accounting consequences of participating in the Exchange Offers and an investment in the Exchange Notes.

Neither we nor the Exchange Agent, nor our or its directors, employees or affiliates, is acting for any holder of Original Notes or will be responsible to any holder of Original Notes for providing advice in relation to the Exchange Offers, and accordingly neither we nor the Exchange Agent, nor our or its directors, employees and affiliates, makes any recommendation whatsoever regarding the Exchange Offers or any recommendation as to whether you should tender your Original Notes for exchange pursuant to the Exchange Offers.

Registration and prospectus delivery requirements of the Securities Act

If you exchange your Original Notes in the Exchange Offers for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased Original Notes for its own account as part of market-making activities or trading activities must deliver a prospectus when it sells the Exchange Notes it receives in exchange for Original Notes in the Exchange Offers. Our obligation to keep the registration statement of which this prospectus forms a part effective is limited. Accordingly, we cannot guarantee that a current prospectus will be available at all times to broker-dealers wishing to resell their Exchange Notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes in the Exchange Offers. The Original Notes surrendered and exchanged for the Exchange Notes will be retired and canceled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated:

Three Months Ended March 31, 2015	Year Ended December 31,
	2014	2013	2012	2011	2010
5.11	3.15	7.69	3.55	3.50	3.74

For these ratios, “earnings” have been calculated by adding fixed charges to income before provision for income taxes, discontinued operations, extraordinary items and cumulative effect of accounting change, and before noncontrolling interests and income (loss) of equity investees. “Fixed charges” include interest expense, preferred stock dividend requirements of consolidated subsidiaries, capitalized interest and the portion of rent expense representing interest.

THE EXCHANGE OFFERS

Purpose of the Exchange Offers

When we completed the issuance of the Original Notes in connection with private exchange offers on March 13, 2015, we entered into the Registration Rights Agreement with the dealer managers of the private exchange offers. Under the Registration Rights Agreement, we agreed to file a registration statement with the SEC relating to the Exchange Offers within 120 days of the settlement date of each series of Original Notes. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC within 210 days of the settlement date of each series of Original Notes and to complete the Exchange Offers within 250 days of the settlement date of each series of Original Notes. The Registration Rights Agreement provides that we will be required to pay additional interest to the holders of the Original Notes of the applicable series if we fail to comply with such filing, effectiveness and exchange offer consummation requirements.

The Exchange Offers are not being made to holders of Original Notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and it is available from us upon request. See “Where You Can Find More Information.”

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Terms of the Exchange Offers

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange Original Notes that are properly tendered before 11:59 p.m., New York City time, on the applicable expiration date and not validly withdrawn as permitted below. We will issue a like principal amount of Exchange Notes in exchange for the principal amount of the corresponding Original Notes

tendered under the respective Exchange Offers. As used in this prospectus, the term “expiration date” means                     , 2015. However, if we have extended the period of time for which the Exchange Offers are open with respect to any or all series of Notes, the term “expiration date” means the latest date to which we extend the relevant Exchange Offer.

As of the date of this prospectus, $2,868,704,000 aggregate principal amount of Original Notes due 2036 is outstanding, $5,000,000,000 aggregate principal amount of Original Notes due 2048 is outstanding and $5,499,999,000 aggregate principal amount of Original Notes due 2055 is outstanding. The Original Notes of each series were issued under the Indenture. Our obligation to accept Original Notes of each series for exchange in the Exchange Offers is subject to the conditions described below under “—Conditions to the Exchange Offers.” We reserve the right to extend the period of time during which any or all of the Exchange Offers is open. We may, subject to applicable law, elect to extend the relevant Exchange Offer period if less than 100% of the Original Notes of the relevant series are tendered or if any condition to consummation of the relevant Exchange Offer has not been satisfied as of the relevant expiration date and it is likely that such condition will be satisfied after such date. In addition, in the event of any material change to any or all of the Exchange Offers, we will extend the period of time during which the relevant Exchange Offer is open as necessary so that at least five business days remain in the relevant Exchange Offer period following notice of such material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any Original Notes of the relevant series by giving written notice of the extension to the holders of Original Notes of such series as described below. During any extension period, all Original Notes of such series previously tendered will remain subject to the Exchange Offers and may be accepted for exchange by us. Any Original Notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the Exchange Offers.

Original Notes of each series tendered in the Exchange Offers must be in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Subject to applicable law, we reserve the right to amend or terminate any or all of the Exchange Offers, and not to accept for exchange any Original Notes of the relevant series not previously accepted for exchange, upon the occurrence of any of the conditions of the relevant Exchange Offer specified below under “—Conditions to the Exchange Offers.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Original Notes of the relevant series as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such series.

Our acceptance of the tender of Original Notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.

Absence of Dissenters’ Rights of Appraisal

Holders of the Original Notes do not have any dissenters’ rights of appraisal in connection with the Exchange Offers.

Procedures for Tendering

Except as described below, a tendering holder must, at or prior to 11:59 p.m., New York City time, on the applicable expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below under the heading “—Exchange Agent;” or

•	if Original Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message to the Exchange Agent at the address listed below under the heading “—Exchange Agent.”

In addition:

•	the Exchange Agent must receive, at or before 11:59 p.m., New York City time, on the applicable expiration date, certificates for the Original Notes, if any; or

•	the Exchange Agent must receive a timely confirmation of book-entry transfer of the Original Notes into the Exchange Agent’s account at DTC, the book-entry transfer facility.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.

The method of delivery of Original Notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or Original Notes to anyone other than the Exchange Agent.

If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the Exchange Agent’s account.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Original Notes surrendered for exchange are tendered:

•	by a registered holder of the Original Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

We will reasonably determine all questions as to the validity, form and eligibility of Original Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.

We reserve the right to reject any particular Original Note not properly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular Original Note prior to the applicable expiration date. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured prior to the applicable expiration date of the Exchange Offers. Neither we, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Original Notes. Nor will we, the Exchange Agent or any other person incur any liability for failing to give notification of any defect or irregularity.

If the letter of transmittal is signed by a person other than the registered holder of Original Notes, the letter of transmittal must be accompanied by a certificate of the Original Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Original Notes.

If the letter of transmittal or any Original Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Original Notes will represent, among other things:

•	that it is not an affiliate of ours;

•	the Exchange Notes will be acquired in the ordinary course of its business;

•	that it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes; and

•	if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction of all of the conditions to an Exchange Offer, we will accept, promptly after the applicable expiration date, all Original Notes of the relevant series properly tendered. We will issue the applicable Exchange Notes promptly after the expiration of the relevant Exchange Offer and acceptance of the corresponding Original Notes. See “—Conditions to the Exchange Offers” below. For purposes of the Exchange Offers, we will be deemed to have accepted properly tendered Original Notes for exchange when, as and if we have given written notice of such acceptance to the Exchange Agent.

For each Original Note accepted for exchange, the holder of the Original Note will receive an Exchange Note of the corresponding series having a principal amount equal to that of the surrendered Original Note. The Exchange Notes due 2036 will bear interest from July 15, 2015, which will be the most recent date to which interest on the Original Notes due 2036 will have been paid prior to the issuance of the Exchange Notes due 2036. The Exchange Notes due 2048 and the Exchange Notes due 2055 will bear interest from March 13, 2015. Original Notes accepted for exchange will cease to accrue interest from and after the date of completion of the relevant Exchange Offer. Holders of Original Notes whose Original Notes are accepted for exchange will not receive any payment for accrued interest on the Original Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the relevant Exchange Offer and will be deemed to have waived their rights to receive the accrued interest on the Original Notes.

In all cases, issuance of Exchange Notes for Original Notes will be made only after timely receipt by the Exchange Agent of:

•	certificates for the Original Notes, or a timely book-entry confirmation of the Original Notes into the Exchange Agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Original Notes will be returned without expense to the tendering holder of the Original Notes promptly after the expiration of the relevant Exchange Offer. In the case of Original Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Original Notes will be returned or recredited promptly after the expiration of the relevant Exchange Offer.

Book-Entry Transfer

The Exchange Agent will make a request to establish an account for the Original Notes at DTC for purposes of the Exchange Offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of Original Notes by causing DTC to transfer those Original Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. This participant should transmit its acceptance to DTC at or prior to 11:59 p.m., New York City time, on the applicable expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Original Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of Exchange Notes issued in the Exchange Offers may be effected through book-entry transfer at DTC. However, the letter of transmittal or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to, and received by, the Exchange Agent at the address listed below under “—Exchange Agent” at or prior to 11:59 p.m., New York City time, on the applicable expiration date.

Exchanging Book-Entry Notes

The Exchange Agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program, or ATOP, procedures to tender Original Notes. Any participant in the book-entry transfer facility may make book-entry delivery of Original Notes by causing the book-entry transfer facility to transfer such Original Notes into the Exchange Agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the Original Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of Original Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an agent’s message and any other documents required by the letter of transmittal.

Withdrawal Rights

For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at the address indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the applicable expiration date. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the relevant series, certificate number or numbers and principal amount of the Original Notes;

•	in the case of Original Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Original Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Original Notes and otherwise comply with the procedures of such facility;

•	contain a statement that the holder is withdrawing his election to have the Original Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the Original Notes register the transfer of the Original Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Original Notes are registered, if different from that of the depositor.

If certificates for Original Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless this holder is an eligible institution. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Properly withdrawn Original Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time on or before 11:59 p.m., New York City time, on the applicable expiration date.

Conditions to the Exchange Offers

Notwithstanding any other provision of this prospectus, with respect to each Exchange Offer, we will not be obligated to (i) accept for exchange any validly tendered Original Notes or (ii) issue any Exchange Notes in exchange for validly tendered Original Notes or complete such Exchange Offer, if at or prior to the applicable expiration date:

(1)	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the applicable exchange offer; or

(2)	the applicable exchange offer or the making of any exchange by a holder of Original Notes of the relevant series would violate applicable law or any applicable interpretation of the SEC staff.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. We are required to use our commercially reasonable efforts to obtain the withdrawal of any stop order suspending the effectiveness of a registration statement at the earliest possible moment.

No Exchange Offer is conditioned upon any minimum amount of Original Notes being tendered or the consummation of any other Exchange Offer and each Exchange Offer may be amended, extended or terminated individually.

Exchange Agent

We have appointed U.S. Bank National Association as the Exchange Agent for the Exchange Offers. You should direct all executed letters of transmittal to the Exchange Agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the Exchange Agent addressed as follows:

By Mail:

U.S. Bank National Association

Attn: Specialized Finance

60 Livingston Ave – EP-MN-WS2N

St. Paul, MN 55107-2292

By Hand or Overnight Courier:

U.S. Bank National Association

Attn: Specialized Finance

111 Fillmore Ave E

St. Paul, MN 55107-1402

For information or confirmation by email or

telephone:

651-466-7150

cts.specfinance@usbank.com

All other questions should be addressed to Verizon Communications Inc., One Verizon Way, Basking Ridge, New Jersey 07920, Attention: Fixed Income Investor Relations. If you deliver the letter of transmittal to an address other than any address for the Exchange Agent indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offers. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes and the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the Exchange Offers, including out-of-pocket expenses for the Exchange Agent, will be paid by us.

Transfer Taxes

We will pay any transfer taxes in connection with the tender of Original Notes in the Exchange Offers unless you instruct us to register Exchange Notes in the name of, or request that Original Notes not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the Exchange Offers. Payments made to other third parties will be expensed as incurred in accordance with generally accepted accounting principles.

Consequences of Exchanging or Failing to Exchange the Original Notes

Holders of Original Notes that do not exchange their Original Notes for Exchange Notes under the Exchange Offers will remain subject to the restrictions on transfer of such Original Notes as set forth in the legend printed on the global certificates representing the Original Notes as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the Original Notes unless they are registered under the Securities Act, transferred pursuant to an exemption from registration under the Securities Act and applicable state securities laws or transferred in a transaction not subject to the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of any series of Original Notes under the Securities Act.

Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the Exchange Notes of each series would generally be freely transferable by holders after the Exchange Offers without further registration under the Securities Act, subject to certain representations required to be made by each holder of Exchange Notes, as set forth below. However, any holder of Original Notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or that intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretation of the SEC staff;

•	will not be able to tender its Original Notes of any series in the Exchange Offers; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”

We do not intend to seek our own interpretation regarding the Exchange Offers and there can be no assurance that the SEC staff would make a similar determination with respect to any or all series of Exchange Notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Registration Rights

The following description of the Registration Rights Agreement is a summary only and is qualified in its entirety by reference to all the provisions of the Registration Rights Agreement. A copy of the form of the Registration Rights Agreement is available upon request to us at our address set forth under “Documents Incorporated by Reference.”

On March 13, 2015, we entered into the Registration Rights Agreement with the dealer managers of the private exchange offers pursuant to which we agreed, for the benefit of the holders of the Original Notes, at our cost, to:

•	file, not later than 120 days after the initial settlement date for the Original Notes, a registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer (the “Registered Exchange Offer”) to exchange the Original Notes for a new series of notes (the “Registered Notes”) having terms identical in all material respects to the Original Notes, except that the Registered Notes will not contain transfer restrictions or be subject to any increase in annual interest rate;

•	use our commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective within 210 days of the initial settlement date for the Original Notes; and

•	use our commercially reasonable efforts to complete the Registered Exchange Offer within 250 days of the initial settlement date for the Original Notes.

This prospectus is a part of a registration statement we have filed with the SEC. Promptly after this registration statement has been declared effective, we will commence the Registered Exchange Offer.

If the Original Notes held by nonaffiliates of ours are not freely tradable pursuant to Rule 144 of the Securities Act and the applicable interpretations of the SEC and:

•	due to a change in law or in applicable interpretations of the staff of the SEC, we determine upon the advice of outside counsel that we are not permitted to effect the Registered Exchange Offer;

•	any holder of Original Notes notifies us in writing not more than 20 days after completion of the Registered Exchange Offer that it is not eligible to participate in the Registered Exchange Offer (other than due to its status as a broker-dealer); or

•	for any other reason, the Registered Exchange Offer is not completed within 250 days after the initial settlement date for the Original Notes,

then we will, at our cost:

•	as promptly as practicable, but not more than 60 days after so required or requested pursuant to the Registration Rights Agreement, file with the SEC a shelf registration statement covering resales of the Original Notes (the “Shelf Registration Statement”);

•	use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 150 days after so required or requested; and

•	use our reasonable best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act until the earlier of the date that is two years after the initial settlement date for the Original Notes or the time that all Original Notes registered for resale under the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are freely tradable by nonaffiliates of ours pursuant to Rule 144 of the Securities Act and the applicable interpretations of the SEC.

For each relevant holder of Original Notes covered by the Shelf Registration Statement, we will:

•	provide copies of the prospectus that is part of the Shelf Registration Statement;

•	notify each such holder when the Shelf Registration Statement has been filed and when it has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the Original Notes.

A holder that sells Original Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder, including certain indemnification obligations. In addition, a holder of Original Notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have that holder’s Original Notes included in the Shelf Registration Statement and to benefit from the provisions set forth in the following paragraph.

If:

•	the Exchange Offer Registration Statement is not filed with the SEC on or prior to the date specified for such filing in the Registration Rights Agreement, and we have not determined upon advice of outside counsel that due to a change in law or in applicable interpretations of the staff of the SEC, that we are not permitted to effect the Registered Exchange Offer as provided in the first bullet of the preceding paragraph;

•	the Registered Exchange Offer is not completed within 250 days of the initial settlement date for the Original Notes and we have not determined upon the advice of outside counsel that due to a change in law or in applicable interpretations of the staff of the SEC, that we are not permitted to effect the Registered Exchange Offer as provided in the first bullet of the preceding paragraph;

•	the Shelf Registration Statement, if applicable, is not declared effective by the SEC on or prior to the date specified in the Registration Rights Agreement;

•	the Exchange Offer Registration Statement has been declared effective but ceases to be effective or usable prior to the consummation of the Registered Exchange Offer (unless such ineffectiveness is cured within the 250-day period after the initial settlement date for the Original Notes); or

•	the Shelf Registration Statement, if applicable, has been declared effective but ceases to be effective or usable for a period of time that exceeds 120 days in the aggregate in any 12-month period in which it is required to be effective under the Registration Rights Agreement (each such event referred to in this bullet point and any of the previous five bullet points we refer to as a “Registration Default”), then we will pay additional interest as liquidated damages to the holders of the Original Notes affected thereby, and that additional interest will accrue on the principal amount of the Original Notes affected thereby, in addition to the stated interest on the Original Notes, from and including the date on which any Registration Default shall occur to, but not including, the date on which all Registration Defaults have been cured. Additional interest will accrue at a rate of 0.25% per annum while one or more Registration Defaults is continuing and will be payable at the same time, to the same persons and in the same manner as ordinary interest.

Following the cure of all Registration Defaults, the accrual of additional interest on the Original Notes will cease and the interest rate will revert to the original rate on the Original Notes. Any additional interest will constitute liquidated damages and will be the exclusive remedy, monetary or otherwise, available to any holder of Original Notes with respect to any registration default.

The Registration Rights Agreement provides that a holder of Original Notes is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement whether or not the holder has signed the Registration Rights Agreement.

DESCRIPTION OF THE EXCHANGE NOTES

General

The Exchange Notes will be issued under our Indenture, dated as of December 1, 2000 (as amended or supplemented, the “Indenture”), between us and U.S. Bank National Association (as successor to Wachovia Bank, National Association, formerly known as First Union National Bank), as trustee (the “Trustee”), and will be issued in book-entry form and shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The Indenture provides for the issuance from time to time of debt securities in an unlimited principal amount and in an unlimited number of series. The Exchange Notes will be unsecured and will rank equally with all of our senior unsecured debt. Each of the Exchange Notes due 2036, the Exchange Notes due 2048 and the Exchange Notes due 2055 will be a series of debt securities under the Indenture.

The following summary sets forth certain terms and provisions of the Exchange Notes and the Indenture, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms and provisions of the Exchange Notes and the Indenture, including the definitions therein, copies of which are available as set forth under “Where You Can Find More Information.” Because the following is only a summary, it does not contain all of the information that you may find useful in evaluating an investment in the Exchange Notes. We urge you to read the Indenture and the Exchange Notes because they, and not this description, define your rights as holders of the Exchange Notes.

Maturity and Interest

The Exchange Notes due 2036 will mature on January 15, 2036, the Exchange Notes due 2048 will mature on September 15, 2048 and the Exchange Notes due 2055 will mature on March 15, 2055.

We will pay interest on the Exchange Notes due 2036 at the rate of 4.272% per annum on January 15 of each year to holders of record on the preceding January 1 and on July 15 of each year to holders of record on the preceding July 1. We will pay interest on the Exchange Notes due 2048 at the rate of 4.522% per annum on March 15 of each year to holders of record on the preceding March 1 and on September 15 of each year to holders of record on the preceding September 1. We will pay interest on the Exchange Notes due 2055 at the rate of 4.672% per annum on March 15 of each year to holders of record on the preceding March 1 and on September 15 of each year to holders of record on the preceding September 1. If interest or principal on the Exchange Notes is payable on a Saturday, Sunday or any other day when banks are not open for business in the City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the Exchange Notes due 2036 is January 15, 2016. Interest on the Exchange Notes due 2036 will accrue from July 15, 2015. The first interest payment date on the Exchange Notes due 2048 and the Exchange Notes due 2055 is September 15, 2015. Interest on the Exchange Notes due 2048 and the Exchange Notes due 2055 will accrue from March 13, 2015. Interest on the Exchange Notes will accrue on the basis of a 360-day year consisting of 12 months of 30 days.

Additional Notes of the Same Series

We may without consent of or notice to the holders of the Exchange Notes issue additional debt securities under the Indenture having the same terms in all respects as the Exchange Notes due 2036, the Exchange Notes due 2048 or the Exchange Notes due 2055 offered hereby. Any additional debt securities with the same terms as the Exchange Notes due 2036, the Exchange Notes due 2048 or the Exchange Notes due 2055 will be consolidated with and treated as a single series with the applicable series of Exchange Notes offered hereby for all purposes under the Indenture.

Redemption

We have the option to redeem the Exchange Notes on not less than 30 nor more than 60 days’ notice, in whole or from time to time in part, at any time prior to maturity, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the Exchange Notes being redeemed, or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the Exchange Notes being redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points for the Exchange Notes due 2036, the Treasury Rate plus 30 basis points for the Exchange Notes due 2048 and the Treasury Rate plus 35 basis points for the Exchange Notes due 2055, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the date of redemption.

The “Treasury Rate” will be determined on the third business day preceding the date of redemption and means, with respect to any date of redemption:

(1)	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release published by the Board of Governors of the Federal Reserve System designated as “Statistical Release H. 15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month), or

(2)	if that release (or any successor release) is not published during the week preceding the calculation date or does not contain those yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term, referred to as the Remaining Life, of the Exchange Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Notes.

“Independent Investment Banker” means an independent investment banking or commercial banking institution of national standing appointed by us.

“Comparable Treasury Price” means (1) the average of three Reference Treasury Dealer Quotations for that date of redemption, or (2) if the Independent Investment Banker is unable to obtain three Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Reference Treasury Dealer” means (1) any independent investment banking or commercial banking institution of national standing and any of its successors appointed by us, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States, referred to as a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker and approved in writing by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 3:30 p.m. (New York City time) on the third business day preceding the date of redemption.

In addition, we may at any time purchase all or some of the Exchange Notes by tender, in the open market or by private agreement, subject to applicable law.

Liens on Assets

The Exchange Notes will not be secured. However, if at any time we incur other debt or obligations secured by a mortgage or pledge on any of our property, the Indenture requires us to secure the outstanding debt securities issued under the Indenture, including the Exchange Notes, equally with our other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

•	purchase-money mortgages or liens;

•	liens on any property or asset that existed at the time when we acquired that property or asset;

•	any deposit or pledge to secure public or statutory obligations;

•	any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen’s compensation, unemployment insurance, old age pensions or other social security; or

•	any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it.

The Indenture does not prevent any of our affiliates from mortgaging, pledging or subjecting to any lien any property or asset, even if the affiliate acquired that property or asset from us.

We may issue or assume an unlimited amount of debt under the Indenture. As a result, the Indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the Exchange Notes.

Consolidation, Merger or Sale

The Indenture provides that we may not merge with another company or sell, transfer or lease all or substantially all of our property to another company unless:

•	the successor corporation expressly assumes:

•	payment of principal, interest and any premium on the Exchange Notes; and

•	performance and observance of all covenants and conditions in the Indenture;

•	after giving effect to the transaction, there is no default under the Indenture;

•	we have delivered to the trustee an officers’ certificate and opinion of counsel stating that such transaction complies with the conditions set forth in the Indenture; and

•	if as a result of the transaction, our property would become subject to a lien that would not be permitted by the asset lien restriction, we secure the Exchange Notes equally and ratably with, or prior to, all indebtedness secured by that lien.

Events of Default, Notices and Waiver

An “event of default” means, for any series of debt securities issued under the Indenture, any of the following:

•	failure to pay interest on that series of debt securities for 90 days after payment is due;

•	failure to pay principal or any premium on that series of debt securities when due;

•	failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us; and

•	certain events of bankruptcy, insolvency and reorganization.

An event of default for a particular series of debt securities issued under the Indenture does not necessarily impact any other series of debt securities issued under the Indenture. If an event of default for any series of debt securities issued under the Indenture occurs and continues, the Trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of the affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the outstanding principal amount of the debt securities of that series can rescind the declaration if there has been deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium.

The holders of more than 50% of the outstanding principal amount of any series of the debt securities may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. We are required to file an annual certificate with the Trustee stating whether we are in compliance with all of the conditions and covenants under the Indenture.

Changes to the Indenture

The Indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms or the percentage required to change other terms of the Indenture, without your consent and the consent of others similarly affected. We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities, without the consent of any holder of debt securities.

Concerning the Trustee

Within 90 days after a default occurs with respect to the debt securities of a particular series, the Trustee must notify the holders of the debt securities of that series of such default known to the Trustee if we have not remedied it (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). If a default described above in the third bullet under “—Events of Default, Notices and Waiver” occurs, the Trustee will not give notice to the holders of the affected series until at least 60 days after the occurrence of that default. The Trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders.

Prior to an event of default, the Trustee is required to perform only the specific duties stated in the Indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trustee is not required to take any action permitted by the Indenture at the request of holders of the debt securities, unless those holders protect the Trustee against costs, expenses and liabilities. The Trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially.

The Trustee and its affiliates have commercial banking relationships with us and some of our affiliates and serves as trustee or paying agent under indentures relating to debt securities issued by us and some of our affiliates.

Paying Agent and Registrar

The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the Exchange Notes, and we may act as paying agent or registrar, although we currently have no plans to do so.

Defeasance

The Indenture permits us to discharge or “defease” certain of our obligations on any series of debt securities at any time. We may defease by depositing with the Trustee sufficient cash or government securities to pay all sums due on that series of debt securities.

Book-Entry, Delivery and Form

The Exchange Notes will only be issued in book-entry form, which means that the Exchange Notes of each series will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, commonly known as DTC, or in the name of Cede & Co., as nominee of DTC. You may hold interests in the Exchange Notes directly through DTC, Euroclear Bank, S.A./N.V., commonly known as Euroclear, or Clearstream Banking, société anonyme, Luxembourg, commonly known as Clearstream, if you are a participant in any of these clearing systems, or indirectly through organizations which are participants in those systems. Links have been established among DTC, Clearstream and Euroclear to facilitate the issuance of the Exchange Notes and cross-market transfers of the Exchange Notes associated with secondary market trading. DTC is linked indirectly to Clearstream and Euroclear through the depositary accounts of their respective U.S. depositaries. Beneficial interests in the Exchange Notes may be held in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Notes in book-entry form that can be exchanged for definitive notes of the applicable series under the circumstances described under the caption “—Certificated Notes” will be exchanged only for definitive notes of the applicable series issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Book-Entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to change by them from time to time. Neither we, the Trustee, nor any paying agent takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The clearing systems have advised us as follows:

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants, known as DTC participants, deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for DTC participants’ accounts. This eliminates the need to exchange certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a DTC participant. The rules that apply to DTC and its participants are on file with the SEC.

We expect that pursuant to procedures established by DTC:

•	upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the Exchange Agent with an interest in the global note; and

•	ownership of the Exchange Notes will be shown on, and the transfer of ownership of the Exchange Notes will be effected only through, records maintained by DTC, with respect to the interests of participants in DTC, and the records of participants and indirect participants, with respect to the interests of persons other than participants in DTC.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Exchange Notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have Exchange Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•	will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or the global note. We understand that under existing industry practice, if we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Exchange Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Exchange Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee or any paying agent, if applicable, to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those Exchange Notes, under the Indenture. Under the terms of the Indenture, we, the Trustee and any paying agent, if applicable may treat the persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners of the Exchange Notes for the purpose of receiving payment on the Exchange Notes and for any and all other purposes whatsoever. Accordingly, neither we, the Trustee, nor any paying agent has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with the clearing systems’ respective rules and operating procedures.

Upon receipt of any payment of principal or interest, DTC will credit DTC participants’ accounts on the payment date according to such participants’ respective holdings of beneficial interests in the Global Notes as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to DTC participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by DTC participants to owners of beneficial interests in the Global Notes, and voting by DTC participants, will be governed by the customary practices between the DTC participants and owners of beneficial interests, as is the case with securities held for the accounts of customers registered in street name. However, these payments will be the responsibility of the DTC participants and not of DTC, the Trustee, any paying agent, if applicable, or us.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, known as Clearstream participants, and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include an underwriter, dealer, agent or purchaser engaged by us to sell the Global Notes. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Distributions with respect to interests in the Global Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for its participants, known as Euroclear participants, and to clear and settle transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear is owned by Euroclear plc, a U.K. limited liability company, and operated through a license agreement by Euroclear Bank S.A./N.V., known as the Euroclear operator. The Euroclear operator provides Euroclear participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include an underwriter, dealer, agent or purchaser engaged by us to sell the Global Notes.

Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank regulated by the Belgian Banking and Finance Commission and is overseen as the operator of a securities settlement system by the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively referred to as the terms and conditions. The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to Global Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

All initial settlements for the Exchange Notes will be made in U.S. dollars, in same-day funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in same-day funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Cross-market transfers between persons holding directly or indirectly through DTC participants, on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The European international clearing system will, if a transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositary.

Because of time-zone differences, credits of Global Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in the Global Notes settled during this processing will be reported to the Clearstream or Euroclear participants on the same business day. Cash received in Clearstream or Euroclear as a result of sales of the Global Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear are expected to follow these procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Clearstream and Euroclear, they will be under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time. Neither we, the Trustee nor any paying agent, if applicable, will have any responsibility for the performance of DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If:

•	DTC notifies us that it is at any time unwilling or unable to continue as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we execute and deliver to the Trustee a company order to the effect that the Global Notes will be exchangeable for certificated notes,

the Global Notes will be exchangeable for Exchange Notes in certificated form with the same terms and of an equal aggregate principal amount, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The certificated notes will be registered in the name or names as DTC instructs the Trustee or any registrar appointed by us. We expect that instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in Global Notes. Upon the issuance of certificated notes, the Trustee or any registrar appointed by us is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certificated notes to be delivered.

Neither we, the Trustee nor any registrar appointed by us will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related Exchange Notes, and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued. In the case of Exchange Notes in certificated form, we will make payment of principal and any premium at the maturity of each New Note in immediately available funds upon presentation of the New Note at the corporate trust office of the Trustee, or at any other place as we may designate. Payment of interest on Exchange Notes in certificated form due at maturity will be made to the person to whom payment of the principal of the New Note will be made. Payment of interest due on Exchange Notes in certificated form other than at maturity will be made at the corporate trust office of the Trustee or, at our option, may be made by check mailed to the address of the person entitled to receive payment as the address appears in the security register, except that a holder of $1,000,000 or more in aggregate principal amount of a series of Exchange Notes in certificated form may, at our option, be entitled to receive interest payments on any interest payment date other than at maturity by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee at least 15 days prior to the interest payment date. Any wire instructions received by the Trustee will remain in effect until revoked by the holder.

Governing Law

The Indenture is, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to you if you exchange Original Notes for Exchange Notes pursuant to the Exchange Offers. This summary is limited to considerations for exchanging holders of Original Notes that have held the Original Notes, and will hold the Exchange Notes, as capital assets, and that acquire Exchange Notes pursuant to the Exchange Offers. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner of Original Notes or to beneficial owners of Original Notes that may be subject to special tax rules, including a bank, a tax-exempt entity, an insurance company, a dealer in securities or currencies, a trader in securities electing to mark to market, an entity taxed as a partnership or partners therein, a “controlled foreign corporation” or “passive foreign investment company,” an individual or an entity taxed as an individual, a non-resident alien individual present in the United States for 183 days or more during the taxable year, a person that holds Original Notes or will hold Exchange Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, or a person that has a “functional currency” other than the U.S. dollar. In addition, this summary does not address the Medicare tax on net investment income, alternative minimum tax consequences or any state, local, or non-U.S. tax considerations. You should consult your own tax advisor regarding the U.S. federal, state, local, and non-U.S. income and other tax consequences of the ownership and disposition of the Notes.

This discussion is based on the Code, U.S. Treasury regulations, published administrative interpretations of the IRS and judicial decisions, all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of Original Notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Original Notes. You are a “Non-U.S. holder” if you are a beneficial owner of Original Notes that is not a U.S. holder.

Tax Consequences to Holders who Participate in the Exchange Offers

An exchange of Original Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes. Your initial tax basis in the Exchange Notes will equal your tax basis in the Original Notes, and your holding period for the Exchange Notes will include your holding period for the Original Notes.

Tax Consequences to U.S. Holders of Holding and Disposing of the Notes

Payments of Interest

If you are a U.S. holder, payments of stated interest on the Notes will be taxable to you as ordinary interest income at the time that such payments are accrued or are received, in accordance with your method of tax accounting.

Amortizable Bond Premium

If your initial tax basis in a Note exceeds the stated principal amount of your Note, then you will be considered to have amortizable bond premium equal to such excess. You may elect to amortize this premium using a constant yield method over the term of the Note. If you elect to amortize bond premium, you may offset each interest payment on the Note by the portion of the bond premium allocable to the payment and must reduce your tax basis in the Note by the amount of the premium so amortized. The tax treatment of any Original Notes acquired at a premium will not change as a result of the Exchange Offers, and the Exchange Notes for which such Original Notes are exchanged will be subject to the rules described in this paragraph.

Market Discount

If your initial tax basis in a Note is less than the stated principal amount of the Note (subject to a de minimis exception), then you will be treated as having acquired that Note at a market discount. You are required to treat any gain on the sale, exchange, retirement or other taxable disposition of a Note as ordinary income to the extent of any accrued market discount on the Note at the time of the disposition, unless you have previously included such market discount in income pursuant to an election by you to include the market discount in income as it accrues. If you dispose of a Note in certain nontaxable transactions, any accrued market discount will be includible as ordinary income to you as if you had sold the Note in a taxable transaction at its fair market value at the time of such disposition. The tax treatment of any Original Notes acquired with market discount will not change as a result of the Exchange Offers, and the Exchange Notes for which such Original Notes are exchanged will be subject to the rules described in this paragraph.

Sale, Exchange, Redemption or Other Disposition of the Notes

Except as described above with respect to accrued market discount, upon the disposition of a Note by sale, exchange, redemption or otherwise, you generally will recognize capital gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not previously recognized as income, which will be taxed as such) and (ii) your adjusted tax basis in the Note. Your adjusted tax basis in an Exchange Note will equal your tax basis in the Original Note you exchanged for the Exchange Note, increased by market discount, if any, taken into account by you and reduced by any amortizable bond premium previously amortized by you. Any capital gain or loss will be long-term capital gain or loss if you hold the Notes for more than one year. Certain non-corporate U.S. holders are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Issue Price of the Notes

Since an exchange of Original Notes for Exchange Notes is not a taxable event for U.S. federal income tax purposes, the adjusted issue price of the Exchange Notes will equal the adjusted issue price of the Original Notes.

Tax Consequences to Non-U.S. Holders of Holding and Disposing of the Notes

Except in the circumstances described below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding,” if you are a Non-U.S. holder, you will generally not be subject to U.S. federal income tax on any gain on the sale, exchange or other taxable disposition of Notes, and payments of interest on the Notes will be treated as ordinary interest income and will generally not be subject to tax provided that (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (ii) you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership and (iii) you provide a statement signed under penalties of perjury that includes your name and address and certifies that you are a Non-U.S. holder in compliance with applicable requirements, generally made, under current procedures, on IRS Form W-8BEN or W-8BEN-E (or satisfy certain documentary evidence requirements for establishing that you are a Non-U.S. holder).

Backup Withholding and Information Reporting

If you are a U.S. holder that is not a corporation or other exempt recipient, information returns will be filed with the IRS in connection with payments on the Notes made to you. You generally will not be subject to U.S. backup withholding tax in connection with the Exchange Offers, or on payments on the Notes, if you provide a correct taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. You may also be subject to information reporting and backup withholding requirements with respect to the proceeds from a sale or other taxable disposition of the Notes. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. holders in order to avoid the application of information reporting requirements and backup withholding tax. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of the Notes will generally be subject to 30% U.S. withholding tax on payments made on (and, after December 31, 2016, gross proceeds from the sale or other taxable disposition of) the Notes if the holder (i) is, or holds its Notes through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The future adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. You should consult your own tax advisor on how these rules may apply to your investment in the Notes.

EU Savings Directive

Under Council Directive 2003/48/EC (the “Savings Directive”) on the taxation of savings income, each Member State of the European Union is required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to, or secured by such a person for, an individual beneficial owner resident in, or certain limited types of entity established in, that other Member State. However, for a transitional period, Austria and Luxembourg will (unless during such period they elect otherwise) instead operate a withholding system in relation to such payments. Under such a withholding system, the beneficial owner of the interest payment must be allowed to elect that certain provision of information procedures should be applied instead of withholding. The rate of withholding is 35%. The transitional period is to terminate at the end of the first full fiscal year following agreement by certain non-EU countries to exchange of information procedures relating to interest and other similar income. The Luxembourg government has announced that Luxembourg will elect out of the withholding system in favor of automatic exchange of information with effect from January 1, 2015.

A number of non-EU countries and certain dependent or associated territories of certain Member States have adopted similar measures to the Savings Directive.

On March 24, 2014 the Council of the European Union adopted a Directive amending the Savings Directive (the “Amending Directive”) which, when implemented, will broaden the scope of the rules described above. The Member States will have until January 1, 2016 to adopt national legislation necessary to comply with the Amending Directive. The changes made under the Amending Directive include extending the scope of the Savings Directive to payments made to, or secured for, certain other entities and legal arrangements (including trusts and partnerships), where certain conditions are satisfied. They also broaden the definition of “interest payment” to cover income that is equivalent to interest. Investors who are in any doubt as to their position should consult their professional advisers.

The Proposed Financial Transactions Tax

The European Commission has published a proposal for a Directive for a common financial transactions tax (“FTT”) in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The proposed FTT has very broad scope and could, if introduced in its current form, apply to certain dealings in the Exchange Notes (including secondary market transactions) in certain circumstances. In May 2014, a joint statement by ministers of the participating Member States (excluding Slovenia) proposed “progressive implementation” of the FTT, with the initial form applying the tax to transactions in shares and some derivatives.

Under current proposals, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Exchange Notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT proposal remains subject to negotiation between the participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw. Prospective holders of the Exchange Notes are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe Exchange Notes issued under the Exchange Offers in exchange for Original Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of Original Notes that is an affiliate of ours or that intends to participate in the Exchange Offers for the purpose of distributing the Exchange Notes, or any broker-dealer that purchased any of the Original Notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its Original Notes in the Exchange Offers, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date this registration statement is declared effective and ending on the close of business 90 days after such date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2015 (90 days after the date of this prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the date this registration statement is declared effective, we shall promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements of Verizon Communications incorporated by reference in Verizon Communications’ Annual Report (Form 10-K) for the year ended December 31, 2014 (including the schedule appearing therein), and the effectiveness of Verizon Communications’ internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, is passing upon the validity of the Exchange Notes for us. As of June 30, 2015, Mr. Horton beneficially owned 12,356 shares of Verizon common stock.

Verizon Communications Inc.

Offer to Exchange

$2,868,704,000 aggregate principal amount of 4.272% notes due 2036 for

$2,868,704,000 aggregate principal amount of 4.272% notes due 2036 that have been registered under the Securities Act

Offer to Exchange

$5,000,000,000 aggregate principal amount of 4.522% notes due 2048 for

$5,000,000,000 aggregate principal amount of 4.522% notes due 2048 that have been registered under the Securities Act

Offer to Exchange

$5,499,999,000 aggregate principal amount of 4.672% notes due 2055 for

$5,499,999,000 aggregate principal amount of 4.672% notes due 2055 that have been registered under the Securities Act

PROSPECTUS

                    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third-party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney’s fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article 7 of the Verizon Communications’ restated certificate of incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the restated certificate of incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the board of directors.

The restated certificate of incorporation of Verizon Communications limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

The directors and officers of Verizon Communications are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon Communications.

Item 21. Exhibits and Financial Statement Schedules.

The “Exhibit Index” on pages II-6 and II-7 is hereby incorporated by reference.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Verizon Communications Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 22, 2015.

VERIZON COMMUNICATIONS INC.

By:	/s/ Anthony T. Skiadas
Anthony T. Skiadas (Senior Vice President and Controller)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Shellye L. Archambeau	Director	July 22, 2015

* Mark T. Bertolini	Director	July 22, 2015

* Richard L. Carrión	Director	July 22, 2015

* Melanie L. Healey	Director	July 22, 2015

* M. Frances Keeth	Director	July 22, 2015

* Lowell C. McAdam	Chairman and Chief Executive Officer (principal executive officer)	July 22, 2015

* Donald T. Nicolaisen	Director	July 22, 2015

* Clarence Otis, Jr.	Director	July 22, 2015

* Rodney E. Slater	Director	July 22, 2015

* Kathryn A. Tesija	Director	July 22, 2015

* Gregory D. Wasson	Director	July 22, 2015

SIGNATURE	TITLE	DATE

* Francis J. Shammo	Executive Vice President and Chief Financial Officer (principal financial officer)	July 22, 2015

/s/ Anthony T. Skiadas Anthony T. Skiadas	Senior Vice President and Controller (principal accounting officer)	July 22, 2015

* By:	/s/ Anthony T. Skiadas
Anthony T. Skiadas
(as attorney-in-fact)

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Certificate of Incorporation of Verizon Communications Inc. (incorporated by reference to Verizon Communications Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, Exhibit 3(a))

3.2	Bylaws of Verizon Communications Inc., as amended (incorporated by reference to Verizon Communications Inc.’s Form 8-K filed on June 8, 2015, Exhibit 3(b))

4.1	Indenture between Verizon Communications Inc., both individually and as successor in interest to Verizon Global Funding Corp., and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, formerly known as First Union National Bank, as Trustee, dated as of December 1, 2000 (incorporated by reference to Verizon Global Funding Corp.’s Registration Statement on Form S-4, Registration No. 333-64792, Exhibit 4.1)

4.2	First Supplemental Indenture between Verizon Communications Inc., both individually and as successor in interest to Verizon Global Funding Corp., and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, formerly known as First Union National Bank, as Trustee, dated as of May 15, 2001 (incorporated by reference to Verizon Global Funding Corp.’s Registration Statement on Form S-3, Registration No. 333-67412, Exhibit 4.2)

4.3	Second Supplemental Indenture between Verizon Communications Inc., both individually and as successor in interest to Verizon Global Funding Corp., and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, formerly known as First Union National Bank, as Trustee, dated as of September 29, 2004 (incorporated by reference to Verizon Communications Inc.’s Current Report on Form 8-K filed on February 9, 2006, Exhibit 4.1)

4.4	Third Supplemental Indenture between Verizon Communications Inc., both individually and as successor in interest to Verizon Global Funding Corp., and U.S. Bank National Association, as successor trustee to Wachovia Bank, National Association, formerly known as First Union National Bank, as Trustee, dated as of February 1, 2006 (incorporated by reference to Verizon Communications Inc.’s Current Report on Form 8-K filed on February 9, 2006, Exhibit 4.2)

4.5	Form of 4.272% notes due 2036 Rule 144A Global Note*

4.6	Form of 4.272% notes due 2036 Regulation S Global Note*

4.7	Form of 4.522% notes due 2048 Rule 144A Global Note*

4.8	Form of 4.522% notes due 2048 Regulation S Global Note*

4.9	Form of 4.672% notes due 2055 Rule 144A Global Note*

4.10	Form of 4.672% notes due 2055 Regulation S Global Note*

4.11	Registration Rights Agreement, dated March 13, 2015*

4.12	Form of 4.272% notes due 2036 *

4.13	Form of 4.522% notes due 2048 *

4.14	Form of 4.672% notes due 2055 *

Exhibit No.	Description

5.1	Opinion and Consent of William L. Horton, Jr., Esq.*

12.1	Computation of Ratio of Earnings to Fixed Charges of Verizon Communications Inc. and Subsidiaries (incorporated by reference to Verizon Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, Exhibit 12)

12.2	Computation of Ratio of Earnings to Fixed Charges of Verizon Communications Inc. and Subsidiaries (incorporated by reference to Verizon Communications Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, Exhibit 12)

21	List of principal subsidiaries of Verizon (incorporated by reference to Verizon Communications Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, Exhibit 21)

23.1	Consent of Ernst & Young LLP**

23.2	Consent of William L. Horton, Jr., Esq. (contained in opinion filed as Exhibit 5.1)*

24.1	Powers of Attorney*

25.1	Statement of Eligibility of Trustee on Form T-l for Verizon Communications Inc. Indenture*

99.1	Form of Letter of Transmittal*

*	Previously filed.
**	Filed herewith.